Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Marshall & Ilsley Corporation and management’s report on the effectiveness of internal control over financial reporting dated February 23, 2007, and to the reference to us as experts under the heading “Independent Registered Public Accounting Firm,” appearing in the Registration Statement on Form S-4 (File No. 333-143143).

/s/ DELOITTE & TOUCHE LLP
Milwaukee, WI
October 24, 2007